EXHIBIT 10.35

SUMMARY OF COMPENSATION ARRANGEMENTS FOR
NON-EMPLOYEE DIRECTORS

The following is a summary of the standard compensation arrangements for the non-employee members of the Board of Directors of St. Mary Land & Exploration Company (the “Company”) for 2006.

For service for the fiscal period from May 25, 2005 through approximately May 17, 2006, the total annual target compensation for each non-employee director is approximately $140,000. As discussed below, the actual value of compensation may be higher or lower depending on the results of the restricted stock unit (“RSU”) component of director compensation.

A.	The cash component of the compensation for non-employee directors is as follows:

1.	Payment of $750 for each Board meeting attended.

2.	Directors serving on a committee are paid $600 for each committee meeting attended and $375 for each telephonic committee meeting.

3.	Directors are reimbursed for expenses incurred in attending Board and committee meetings.

B.	The equity-based compensation for non-employee directors is comprised of two components:

1.
A retainer payable upon election to the Board by the stockholders valued at approximately $60,000. In May 2005 this resulted in the grant to each non-employee director of 2,321 restricted shares of the Company’s common stock issued under the Company’s Non-Employee Director Stock Compensation Plan.

2.	An RSU grant that will be issued in the first quarter of 2006 based on the following formula:

a.	The dollar base to determine the number of RSUs to be issued will be the average of CEO and COO Peer Group Compensation divided by 3.5;

b.	This quotient will be multiplied by the average cash bonus percentage for the Company’s CEO and COO;

c.	This product will be multiplied by the 4X multiplier that is applied to calculate the Company’s CEO and COO RSU grants; and

d.	The resultant dollar amount will be divided by the average of the Company’s quarterly closing price over the performance year to determine the number of RSUs to be issued.

Vesting will be 25% upon issuance and 25% on each of the next three anniversary dates.

C.
The committee chairs will receive the following cash payments in recognition of the additional workload of their respective committee assignments. These amounts are to be paid at the beginning of the annual service period.

1.	Audit Committee - $15,000

2.	Compensation Committee - $5,000

3.	Nominating and Corporate Governance Committee - $5,000